Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140421) pertaining to the 2006 Omnibus Incentive Compensation Plan of HFF, Inc. of our report dated March 13, 2009 (except Note 15, as to which the date is May 14, 2009) with respect to the consolidated financial statements of HFF, Inc. and subsidiaries, and our report dated March 13, 2009 with respect to the effectiveness of internal control over financial reporting of HFF, Inc., included in this Current Report (Form 8-K) dated May 19, 2009.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
May 14, 2009